Exhibit 99.15

Johnson & Johnson Reports 2009 Third-Quarter Results:

Sales of $15.1 Billion Decreased 5.3% Versus 2008 Third Quarter
 EPS of $1.20 increased 2.6% Versus 2008 Third Quarter

New Brunswick, NJ (October 13, 2009) – Johnson & Johnson today announced sales of $15.1 billion for the third quarter of 2009, a decrease of 5.3% as compared to the third quarter of 2008. Operational results declined 2.8% and the negative impact of currency was 2.5%.  Domestic sales declined 8.1%, while international sales declined 2.5%, reflecting operational growth of 2.4% and a negative currency impact of 4.9%.

Net earnings and diluted earnings per share for the third quarter of 2009 were $3.3 billion and $1.20, respectively, representing increases of 1.1% and 2.6%, as compared to the same period in 2008.  The Company raised its earnings guidance for full-year 2009 to $4.54 - $4.59 per share, which excludes the impact of  special items.

“We continue to successfully manage our broad base of businesses and deliver solid earnings despite the impact of patent expirations and the challenges posed by the current economic environment,” said William C. Weldon, Chairman and Chief Executive Officer. “We completed multiple acquisitions and strategic collaborations and received several new product approvals in the quarter that will benefit patients worldwide and drive future growth.”

Worldwide Consumer sales of $4.0 billion for the third quarter represented a decrease of 2.7% versus the prior year with an increase of 1.1% operationally and a negative impact from currency of 3.8%. Domestic sales decreased 4.4%; international sales decreased 1.4%, which reflected an operational increase of 5.2% and a negative currency impact of 6.6%.

Contributing to operational sales growth during the quarter were sales of Dabao skin care products; AVEENO® skin care products; SPLENDA® No Calorie Sweetener; Le Petit Marseillais® beauty care products; and LISTERINE® antiseptic mouthrinse.  Other growth drivers were sales from the acquisition of Vania Expansion SNC.

Worldwide Pharmaceutical sales of $5.3 billion for the third quarter represented a decrease of 14.1%  versus the prior year with an operational decline of 11.9% and a negative impact from currency of 2.2%. Domestic sales decreased 19.2%; international sales decreased 7.1%, which reflected an operational decrease of 1.9% and a negative currency impact of 5.2%.

REMICADE® (infliximab), a biologic approved for the treatment of a number of immune mediated inflammatory diseases, demonstrated solid sales performance during the quarter. Several other pharmaceutical products had strong growth including  PREZISTA® (darunavir), a treatment for HIV;  VELCADE® (bortezomib), a treatment for multiple myeloma; and RISPERDAL® CONSTA® (risperidone) Long-Acting Treatment, an antipsychotic medication. Sales results of TOPAMAX® (topiramate), an antiepileptic and a treatment for migraine, and RISPERDAL® (risperidone), an antipsychotic medication, were negatively impacted by generic competition.

During the quarter, the U.S. Food and Drug Administration (FDA) approved STELARATM (ustekinumab) for the treatment of adult patients (18 years or older) with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.  The FDA also approved INVEGA® SUSTENNA™ (paliperidone palmitate) extended-release injectable suspension for the acute and maintenance treatment of schizophrenia in adults; the first once-monthly, long-acting, injectable atypical antipsychotic approved in the U.S. for this use. In addition, the FDA approved the Supplemental New Drug Application for INVEGA® (paliperidone) extended-release tablets for the acute treatment of schizoaffective disorder either as monotherapy or adjunctive therapy to mood stabilizers and/or antidepressants.

On Oct. 6, the European Commission approved SIMPONI™ (golimumab) as a once-monthly, subcutaneous therapy for the treatment of moderate-to-severe, active rheumatoid arthritis, active and progressive psoriatic arthritis and severe, active ankylosing spondylitis.

During the quarter, the Company completed the acquisition of substantially all of the assets and rights of Elan related to its Alzheimer's Immunotherapy Program as well as an equity investment in Elan. Additionally, the Company announced that it had entered into a licensing and collaboration agreement with Gilead Sciences, Inc., for the development and commercialization of a new fixed dose combination of investigational compound TMC278 (rilpivirine hydrochloride 25 mg) and Gilead’s TRUVADA® (emtricitabine 200 mg/tenofovir disoproxil fumarate 300 mg) for treatment-naïve adult patients with HIV-1.

Early in the fourth quarter, the Company announced that it had entered into a strategic collaboration with Crucell, N.V., focusing on the discovery, development and commercialization of monoclonal antibodies and vaccines for the treatment and prevention of influenza and other infectious and non-infectious diseases. The agreement also included an 18% equity investment in Crucell, N.V.

Worldwide Medical Devices and Diagnostics sales of $5.8 billion for the third quarter represented an increase of 2.3% versus the prior year with an operational increase of 4.1% and a negative currency impact of 1.8%. Domestic sales increased 4.5%; international sales increased 0.5%, which reflected an operational increase of 3.8% and a negative currency impact of 3.3%.

Primary contributors to the operational growth included Ethicon’s surgical care  and aesthetics products; Ethicon Endo-Surgery’s minimally invasive products; DePuy’s orthopaedic joint reconstruction, spine, and sports medicine businesses; and Ortho-Clinical Diagnostics’ professional products. This growth was partially offset by lower sales in the Cordis franchise, reflecting strong competition in the drug-eluting stent market, and the 2008 divestiture of the Professional Wound Care products in our Ethicon business.

About Johnson & Johnson

Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 117,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

NOTE TO INVESTORS

Johnson & Johnson will conduct a meeting with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm. The schedules include supplementary sales data, a condensed consolidated statement of earnings, and sales of key products/franchises. Additional information on Johnson & Johnson can be found on the Company’s website at www.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)